HOSTESS BRANDS, INC. (f/k/a GORES HOLDINGS, INC.)

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

AMENDMENT NO. 1
Dated as of July 26, 2021
TO THE WARRANT AGREEMENT
Dated as of August 13, 2015

Amendment No. 1 (this “Amendment”), dated as of July 26, 2021, by and between Hostess Brands, Inc. (f/k/a Gores Holdings, Inc.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”) to that certain Warrant Agreement, dated as of August 13, 2015, by and between the Company and the Warrant Agent (the “Warrant Agreement”).
W I T N E S S E T H
WHEREAS, Section 9.8 of the Warrant Agreement provides that the Warrant Agreement may be amended with written consent of the Registered Holders of 65% of the then outstanding Public Warrants (the “Required Holders”);
WHEREAS, the Company and the Required Holders desire to enter into this Amendment to effect the amendments to the Warrant Agreement set forth herein;
WHEREAS, the Required Holders have delivered to the Company and the Warrant Holders consents of Registered Holders of at least sixty-five percent (65%) of the outstanding Public Warrants (the “Consents”) to amend the Warrant Agreement as set forth herein;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:
1.Effectiveness. This Amendment shall become effective upon execution and delivery of this Amendment by the Warrant Agent and the Company, whereupon the Warrant Agreement shall be amended in accordance herewith.
2.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Warrant Agreement.
3.Amendment to Section 2.5. Section 2.5 is hereby amended by deleting clause (i) of the first paragraph and renumbering the subsequent clauses thereof.
4.Amendment to Section 3.2. Section 3.2 is hereby amended by amending and restating the following proviso as follows:
provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below~~, with respect to an effective registration statement~~.
5.Amendment to Section 3.3.1. Section 3.3.1 is hereby amended and restated as follows:
3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such Warrants and (ii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised on a “cashless basis” as provided in subsection 3.3.1 (c) below and payment in full in cash in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent of any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) ~~in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent~~[Intentionally omitted];
(b) ~~in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the shares of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof~~ [Intentionally omitted];
(c) ~~with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee,~~ with respect to any Warrant, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing X by B, where:
X = A multiplied by (B plus C minus D)
A = the number of shares of Common Stock underlying the Warrants
B = the Valuation Price
C = $0.25
D = the Warrant Price
Solely for purposes of this subsection 3.3.1(c):
“Valuation Price” shall equal the arithmetic average of the VWAP Prices on each day of the respective Valuation Period.
“Trading Day” means any day on which the Nasdaq Capital Market is open for trading.
“VWAP Price” on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “TWNK <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Nasdaq Capital Market until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per ordinary share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose).
“Valuation Period” for a Warrant shall be the period of 20 consecutive Trading Days beginning on and including the earlier of (i) the first Trading Day following the date on which notice of exercise of the Warrant is received by the Warrant Agent, and (ii) the date that is 21 scheduled Trading Days prior to the Expiration Date.
(d) ~~as provided in Section 7.4 hereof~~ [Intentionally omitted].

6.Amendment to Section 3.3.2. Section 3.3.2 is hereby amended and restated as follows:

Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection ~~3.3.1(a)~~6.3), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, or such exercise may be made in accordance with Section 3(a)(9) of the Securities Act or another exemption ~~subject to the Company’s satisfying its obligations under Section 7.4.~~ No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition~~s~~ in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock (i.e., only an even number of Warrants may be exercised at any given time by a Registered Holder). ~~The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4.~~ If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
7.Amendment to Section 4.1.2. Section 4.1.2 is hereby amended by replacing “Board” with “board of directors (the “Board”)”.
8.Amendment to Section 6.1. Section 6.1 is hereby amended and restated as follows:
Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $24.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given. ~~and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1~~
9.Amendment to Section 6.3. Section 6.3 is hereby amended and restated as follows:

Exercise After Notice of Redemption. The Warrants may be exercised, (i) for cash in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent ~~(~~or (ii) on a “cashless basis” in accordance with subsection 3.3.1~~(b)~~(c) of this Agreement~~)~~ at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. ~~In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case.~~ On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
10.Amendment to Section 7.4.1. Section 7.4.1 is hereby amended and restated as follows:
Registration of Shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. ~~If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.~~
11.Deletion of Section 7.4.2. Section 7.4.2 is hereby deleted in its entirety.
12.Amendment. In the event of a conflict or inconsistency between the Warrant Agreement and this Amendment, the provisions of this Amendment shall control.
13.Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

14.Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
15.Persons Having Rights under this Amendment. Nothing in this Amendment shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Amendment or the Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Amendment or the Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
16.Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
17.Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
18.Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

HOSTESS BRANDS, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Signature Page to Amendment No. 1 to Warrant Agreement